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                                                             Exhibit 5


                     [MAYER, BROWN & PLATT LETTERHEAD]


                               April 9, 1997


Securities and Exchange Commission
450 Fifth Street
Washington, D.C. 20549

Re:    Pacific Gateway Exchange, Inc.
       Registration Statement on Form S-8 -- 1995 Stock Option Plan
       ------------------------------------------------------------

Ladies and Gentlemen:

We have acted as special counsel to Pacific Gateway Exchange, Inc., a Delaware corporation (the "Company"), and we are familiar with the corporate proceedings taken and to be taken in connection with the registration under the Securities Act of 1933, as amended, of 1,200,000 shares of Common Stock, $.0001 par value per share ("Common Stock"), of the Company available for issuance under the Company's 1995 Stock Option Plan (the "Plan").

We have examined the Company's Registration Statement on Form S-8 relating to the Common Stock to be issued under the Plan (the
"Registration Statement") and are familiar with the Certificate of Incorporation and the By-laws of the Company and the Plan. We have also examined such other documents, records and certificates of the Company as we consider necessary for the purpose of this opinion.

Based on the foregoing, we are of the opinion that the shares of Common Stock to be issued pursuant to the Plan have been duly authorized and will, upon due issuance and sale thereof, be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                          Very truly yours,



                                          Mayer, Brown & Platt


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